News Release

Contacts:

Integra LifeSciences Holdings Corporation

John B. Henneman, III                   Maria Platsis
Executive Vice President                Senior Director of Corporate Development
Chief Administrative Officer            and Investor Relations
(609) 936-2481                          (609) 936-2333
jhenneman@Integra-LS.com                mplatsis@Integra-LS.com


                 Integra LifeSciences Closes its Acquisition of
                              the Miltex Companies

Plainsboro, New Jersey / May 12, 2006 -- Integra LifeSciences Holdings Corporation (NASDAQ: IART) announced today that it has acquired the shares of Miltex, Inc. ("Miltex") for approximately $101 million in cash, subject to certain adjustments, and revised its 2006 and 2007 financial guidance.

Miltex, based in York, Pennsylvania, is a leading provider of surgical and dental hand instruments to alternate site facilities, which includes physician and dental offices and ambulatory surgery care sectors. Its distribution network and service management team is recognized for providing the industry's highest levels of customer service. Miltex generated revenues of $62 million for the year ending December 31, 2005.

"We are excited to bring Miltex into the Integra family. It will be an excellent strategic fit with our instrument business and will enhance our cash flow and profitability, allowing us to reinvest further in our businesses and drive our targeted long-term annual organic revenue growth of fifteen percent. Miltex will also provide us with a broader platform on which to grow our business, as it participates in the alternate site, dental and veterinary markets," said Stuart
M. Essig, Integra's President and Chief Executive Officer. "Miltex has more than fifty years of continuous service through its distributor network and is well positioned in each of these markets," Mr. Essig added.

Miltex has an experienced senior management team with a long track record in the surgical instrument business, which has now joined Integra.

T. Robert Perrett, President of Miltex, said "Integra will be a good fit with our business. Integra has its own excellent surgical instrument business for the hospital markets and will offer us additional knowledge and resources to develop new and innovative products and to provide our customers with unparalleled service. These capabilities will afford Miltex the opportunity to continue its company mission of `Redefining Excellence' and provide the ultimate level of service to the healthcare providers who utilize our products."

Miltex sells the Miltex(R), Meisterhand, Vantage, Moyco, Union Broach, and Thompson products in over 65 countries, using a network of independent distributors. Integra has acquired Miltex's manufacturing and distribution facility in York, Pennsylvania, which employs approximately 200 employees. Miltex also operates a leased facility in Tuttlingen, Germany, where Miltex's staff coordinates design, production and delivery of instruments. Miltex will continue to manufacture and ship its products from York, Pennsylvania. The company name will remain unchanged.

We are revising our expectations for revenues, gross margin and earnings for 2006 and 2007. In accordance with our usual practice, our expectations for 2006 and 2007 financial performance do not include the impact of acquisitions or other strategic corporate transactions that have not yet closed. Our revised guidance now includes the impact of Miltex.

We expect total revenues of $93 million to $98 million in the second quarter of 2006, $402 million to $417 million in the full year 2006, and $485 million to $505 million in 2007. We expect consolidated gross margin to be 60% and 62% of total revenues in 2006 and 2007, respectively, including the impact of this acquisition, the Radionics acquisition, and purchase accounting, restructuring and integration charges, the change in our reporting of technology-based intangible asset amortization, and the impact of share-based compensation.

We will report Miltex revenues in the MedSurg Equipment category. Based on our total revenue guidance for 2006, we expect Neuro/Ortho Implant revenues of $157 million to $163 million and MedSurg equipment revenues of $245 million to $254 million.

We expect earnings per diluted share to be within a range of $0.26 to $0.29 for the second quarter of 2006. We expect adjusted earnings per diluted share in the second quarter of 2006 to be within a range of $0.38 to $0.41, excluding costs related to the fair value purchase accounting for acquired inventory, restructuring and integration charges of $0.05 and the impact of estimated share-based compensation expense of $0.07.

We expect earnings per diluted share to be within a range of $1.26 to $1.35 in 2006. Excluding costs related to the fair value purchase accounting for acquired inventory, restructuring and integration charges and the impact of estimated share-based compensation expense, we expect earnings per diluted share to be unchanged for the year 2006 at $1.69 to $1.76. We expect earnings per diluted share to be within a range of $1.72 to $1.89 in 2007. Excluding the impact of estimated share-based compensation expense, we expect earnings per diluted share to be within a range of $2.00 to $2.15 in 2007.

After the closing of the Miltex transaction we had approximately $65 million in cash and investments and approximately $76 million drawn under our credit facility.

Miltex was a portfolio company of American Securities Capital Partners, L.P., a private equity firm in New York that pursues investments in partnership with management teams in companies with leading market positions servicing attractive industries.

American Securities Capital Partners, LLC ("ASCP") originated as the merchant-banking arm of American Securities, L.P., which was founded in 1947 by the late William Rosenwald to manage his share of his family's Sears, Roebuck and Co. fortune. ASCP makes equity investments in profitable companies, both privately and publicly held, partnering with existing management teams to increase value in the enterprises. Investments are funded from more than $2 billion of committed capital that ASCP manages for its investor partners.

Integra LifeSciences Holdings Corporation is a diversified medical technology company that develops, manufactures, and markets medical devices for use in a variety of applications. The primary applications for our products are neurosurgery, reconstructive surgery and general surgery. Integra is a leader in applying the principles of biotechnology to medical devices that improve patients' quality of life. Our corporate headquarters are in Plainsboro, New Jersey, and we have manufacturing and research facilities located throughout the world. We have approximately 1,600 employees. Please visit our website at (http://www.Integra-LS.com).

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements concerning future financial performance, including projections for revenues, gross margins and earnings per share. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from predicted or expected results. Among other things, our ability to maintain relationships with customers of acquired entities, physicians' willingness to adopt our recently launched and planned products, third-party payors' willingness to provide reimbursement for these products and our ability to secure regulatory approval for products in development may adversely affect our future product revenues; our ability to increase sales and product volumes may adversely affect our future gross margins; our ability to integrate acquired businesses, increase product sales and gross margins, and control non-product costs may affect our earnings per share; and our ability to complete our restructuring and integration activities may affect our operating income. In addition, the economic, competitive, governmental, technological and other factors identified under the heading "Factors That May Affect Our Future Performance" included in the Business section of Integra's Annual Report on Form 10-K for the year ended December 31, 2005 and information contained in subsequent filings with the Securities and Exchange Commission could affect actual results.

Regulation G, "Conditions for Use of Non-GAAP Financial Measures", and other provisions of the Securities Exchange Act of 1934, as amended, define and prescribe the conditions for the use of certain non-GAAP financial information. In this news release, we provide guidance as to earnings per diluted share, excluding the impact of estimated share-based compensation expense and restructuring and integration charges. We believe that, given our on-going, active strategy of seeking acquisitions and our current focus on rationalizing our existing manufacturing and distribution infrastructure, focusing on this measure is a useful additional basis to measure the performance of our business operations in future periods. In addition, excluding share-based compensation charges from our net income and earnings per share allows for comparability to historical periods that did not reflect the impact of share-based compensation. A reconciliation of these non-GAAP financial measures to the most comparable GAAP measures is provided in the tables of financial information contained at the end of this news release.

Non-GAAP financial measures should not be relied upon to the exclusion of GAAP financial measures. Management believes that this non-GAAP financial measure is important supplemental information to investors which reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the accompanying reconciliations, provides a more complete understanding of factors and trends affecting our ongoing business and operations. Management strongly encourages investors to review our financial statements and filed reports in their entirety and to not rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names.

Reconciliation of non-GAAP financial measures to the most comparable GAAP measure:

Reconciliation of Projected Diluted EPS and Projected Adjusted Diluted EPS

                                                                   Range
                                                          ---------------------
                                                            Low           High
                                                           ------        ------
     Projected three months ended June 30, 2006:
     Diluted EPS                                           $0.26         $0.29
     Facility consolidation and acquisition integration
           and related costs, including inventory
           fair value adjustments, net of tax               0.05          0.05
     Share-based compensation expense, net of tax           0.07          0.07
                                                           ------        ------
     Adjusted Diluted EPS                                  $0.38         $0.41


                                                                  Range
                                                          ---------------------
                                                            Low           High
                                                           ------        ------
     Projected year ended December 31, 2006:
     Diluted EPS                                           $1.26         $1.35
     Inventory fair value adjustments, net of tax           0.08          0.08
     Facility consolidation and acquisition integration
           and related costs, net of tax                    0.07          0.07
     Share-based compensation expense, net of tax           0.28          0.26
                                                           ------        ------
     Adjusted Diluted EPS                                  $1.69         $1.76

                                                                   Range
                                                          ---------------------
                                                            Low           High
                                                          ------         ------
     Projected year ended December 31, 2007:
     Diluted EPS                                           $1.72         $1.89
     Share-based compensation expense, net of tax           0.28          0.26
                                                           ------        ------
     Adjusted Diluted EPS                                  $2.00         $2.15


Source: Integra LifeSciences Holdings Corporation